Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Northern Trust Corporation:

We consent to the use of our reports dated February 24, 2012, with respect to the consolidated balance sheet of Northern Trust Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

April 18, 2012